      KPMG LLP
                                                                           345 Park Avenue
                                                                           New York, NY 10164

May 14, 2013

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for TheStreet, Inc. and, under the date of February 22, 2013, we reported on the consolidated financial statements of TheStreet, Inc. as of and for the years ended December 31, 2012 and 2011.  On April 24, 2013, we were notified that TheStreet, Inc. engaged BDO USA, LLP as its principal accountant for the year ending December 31, 2013 and that the auditor-client relationship with KPMG LLP will cease upon completion of the review of TheStreet Inc.’s condensed consolidated financial statements as of and for the three months ended March 31, 2013.  On May 10, 2013, we completed our review and the auditor-client relationship ceased.  We have read TheStreet, Inc.’s statements included under Item 4.01 of its Form 8-K/A dated May 14, 2013, and we agree with such statements.

Very truly yours,

By:	/s/ KPMG LLP